UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017

Resource Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 12th Floor New York, NY	10019
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (212) 506-3899

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On December 14, 2017, Resource Capital Corp. (the “Company”) entered into a Third Amended and Restated Management Agreement (the “Third Amended Management Agreement”) with Resource Capital Manager, Inc. (the “Manager”) and Resource America, Inc. (“RAI”). The Third Amended Management Agreement amended and restated the Second Amended and Restated Management Agreement dated June 14, 2012 among the Company, the Manager and RAI, as such agreement was amended by Amendment No. 1 to the Second Amended and Restated Management Agreement dated as of November 7, 2013 (as amended, the “Second Amended Management Agreement”). The Third Amended Management Agreement restates the Second Amended Management Agreement in its entirety. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Third Amended Management Agreement.

The Third Amended Management Agreement provides for a fixed Base Management Fee of $937,500 per calendar month for each of the 15 successive months beginning October 1, 2017.

The Third Amended Management Agreement also amends the calculation of quarterly Incentive Compensation payable to the Manager to be the product of: (A) 20% of the amount by which the Company’s Core Earnings for a quarter exceed the product of (i) the weighted average of (x) the per share book value of the Company’s Common Shares at September 30, 2017 (subject to adjustments for certain items of income, loss or gain from October 1, 2017 through December 31, 2018) and (y) the per share price (including the conversion price, if applicable) paid for Common Shares in each offering (or issuance, upon the conversion of convertible securities) by the Company subsequent to September 30, 2017, multiplied by (ii) the greater of (x) 1.75% and (y) 0.4375% plus one-fourth of the Ten Year Treasury Rate for such quarter; multiplied by (B) the weighted average number of Common Shares outstanding during such quarter.

Further, the Third Amended Management Agreement amends the Company’s Conflicts of Interest Policy attached thereto to add that investments that may be appropriate for the Company, on the one hand, and the Manager and/or certain related parties, on the other hand, will be allocated in accordance with RAI’s allocation policies and procedures in effect from time to time.

Finally, the Third Amended Management Agreement establishes that the Company will pay the Manager a per loan underwriting and review fee in connection with valuations of and potential investments in subordinate commercial mortgage pass-through certificates in such amounts as are approved by a majority of the Company’s Independent Directors from time to time.

The execution by the Company of the Third Amended Management Agreement was approved by the Company’s Board of Directors on December 13, 2017. The foregoing description of the Third Amended Management Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Third Amended Management Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated by reference herein.

Item 8.01.	Other Events.

On December 18, 2017, the Company announced that on January 31, 2017 (the “Redemption Date”), the Company will redeem all shares of its 8.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) outstanding on the Redemption Date and 930,983 shares of its 8.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share.

Upon redemption, the Series A Preferred Stock and the redeemed shares of the Series B Preferred Stock will no longer be outstanding and all rights of the holders of such shares will terminate, except for the right of the holders to receive the cash payable upon such redemption without interest.

All shares of Series A Preferred Stock and Series B Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”), and the shares of Series B Preferred Stock to be redeemed will be selected in accordance with the procedures of DTC. Upon redemption, the Series A Preferred Stock will be delisted from trading on the New York Stock Exchange.

A copy of the Company’s press release announcing the redemption of all outstanding shares of Series A Preferred Stock and a portion of the outstanding shares of Series B Preferred Stock is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amended and Restated Management Agreement dated December 14, 2017.

99.1	Press Release issued on December 18, 2017 announcing the full redemption of Resource Capital Corp.’s 8.50% Series A Cumulative Redeemable Preferred Stock and partial redemption of its 8.25% Series B Cumulative Redeemable Preferred Stock.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE CAPITAL CORP.

December 18, 2017	By:	/s/ David J. Bryant
David J. Bryant
Chief Financial Officer